Exhibit 99.1

TELA Bio Announces Second Quarter 2020 Financial Results

MALVERN, Pa., August 12, 2020 (GLOBE NEWSWIRE) -- TELA Bio, Inc. ("TELA") (Nasdaq: TELA), a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today reported financial results for the second quarter ended June 30, 2020.

Recent Highlights

-	Reported revenue of $3.5 million for the second quarter of 2020, increasing 6% over the second quarter of 2019

-	Completed an underwritten public offering raising approximately $45.0 million in net proceeds

-	Announced interim analysis from the BRAVO post-market study, showing low hernia recurrence and complication rates

-	Proactively managed near-term expenses to control spending and maintain financial flexibility in response to the COVID-19 pandemic

"Our achievements in the second quarter demonstrate our team's resilience and flexibility to continue to support our patients and customers despite the many challenges associated with the pandemic," said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. "We were pleased by our performance in the quarter, highlighted by the positive interim results we saw with our BRAVO study, the innovative ways in which we have been able to engage our customers virtually, and the completion of a successful follow-on offering. While our results are encouraging, there continues to be uncertainty due to the rapidly evolving environment associated with COVID-19 and the recent outbreaks in certain regions of the country. Despite this, our team remains firmly resolute in achieving our operational objectives and executing our strategic initiatives to ensure that TELA Bio is well positioned for strong growth over the long-term."

Second Quarter 2020 Financial Results

Revenue was $3.5 million for the second quarter of 2020, an increase of 6% compared to the prior year period. Though our revenue increased over the prior year period, it was impacted by lower than expected procedural volumes as a result of hospitals and patients deferring elective procedures and other factors related to the COVID-19 pandemic.

Gross profit was $2.1 million for the second quarter of 2020, or 59% of revenue, compared to $1.9 million, or 58% of revenue, in the same period in 2019. The increase in gross margin was due to the decrease in the charge for excess and obsolete inventory adjustments as a percentage of revenue.

Operating expenses were $7.3 million in the second quarter of 2020, compared to $6.2 million in the same period in 2019. The increase was due to the expansion of our commercial organization and increased costs associated with operating as a public company, which was partially offset by the salary reductions, lower travel and consulting expenses resulting from the cost containment actions taken in response to the COVID-19 pandemic.

Loss from operations was $5.2 million in the second quarter of 2020, compared to a loss from operations of $4.3 million in the same period in 2019.

Net loss was $6.1 million in the second quarter of 2020, compared to a net loss of $5.3 million in the same period in 2019.

Total cash and cash equivalents at June 30, 2020 were $85.5 million.

Financial Outlook

There is considerable uncertainty and lack of visibility regarding the Company's near-term revenue growth prospects and product development plans due to the rapidly evolving environment resulting from the COVID-19 pandemic. The COVID-19 pandemic is a highly fluid situation and it is not currently possible for the Company to reasonably estimate the impact that it may have on financial and operating results. Accordingly, TELA Bio will not be providing 2020 financial guidance.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results and provide a corporate update on Wednesday, August 12, 2020, at 4:30 PM ET.

To participate in the call, please dial (855) 548-1219 (domestic) or (409) 217-8881 (international) and provide conference ID 6897439. The live webcast will be available on the Events & Presentations page of the investors section of TELA's website.

About TELA Bio, Inc.

TELA Bio, Inc. is a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction. TELA's products are designed to improve on shortcomings of existing biologics and minimize long-term exposure to permanent synthetic material. TELA's portfolio is supported by quality, data-driven science and extensive pre-clinical research that has consistently demonstrated advantages over other commercially available products.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic, including but not limited to any impact on our ability to market our products, demand for our products due to deferral of procedures using our products or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to updates to our forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

TELA Bio Contact

Stuart Henderson

Vice President, Corporate Development and Investor Relations
TELA Bio, Inc.
484-320-2930

Investor Contact

Greg Chodaczek

347-620-7010
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$85,471	$45,302
Short-term investments	—	9,285
Accounts receivable, net	2,586	2,836
Inventory	4,572	4,603
Prepaid expenses and other assets	1,484	2,308
Total current assets	94,113	64,334
Property and equipment, net	678	677
Intangible assets, net	2,759	2,911
Total assets	$97,550	$67,922

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$948	$3,171
Accrued expenses and other current liabilities	2,675	3,542
Total current liabilities	3,623	6,713
Long-term debt with related party	30,524	30,243
Other long-term liabilities	—	4
Total liabilities	34,147	36,960

Stockholders' equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 14,413,015 and 11,406,976 shares issued and 14,412,690 and 11,406,221 shares outstanding at June 30, 2020 and December 31, 2019, respectively	14	11
Additional paid-in capital	244,537	198,829
Accumulated other comprehensive income (loss)	12	(19)
Accumulated deficit	(181,160)	(167,859)
Total stockholders' equity	63,403	30,962
Total liabilities and stockholders' equity	$97,550	$67,922

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$3,507	$3,303	$7,233	$6,609
Cost of revenue (excluding amortization of intangible assets)	1,346	1,320	2,796	2,752
Amortization of intangible assets	76	76	152	152
Gross profit	2,085	1,907	4,285	3,705
Operating expenses:
Sales and marketing	4,123	3,947	9,392	7,942
General and administrative	2,149	1,205	4,667	2,529
Research and development	979	1,055	1,891	2,714
Total operating expenses	7,251	6,207	15,950	13,185
Loss from operations	(5,166)	(4,300)	(11,665)	(9,480)
Other (expense) income:
Interest expense	(884)	(914)	(1,763)	(1,826)
Change in fair value of preferred stock warrant liability	—	(74)	—	(38)
Other (expense) income	(31)	27	127	117
Total other (expense) income	(915)	(961)	(1,636)	(1,747)
Net loss	(6,081)	(5,261)	(13,301)	(11,227)
Accretion of redeemable convertible preferred stock to redemption value	—	(2,762)	—	(4,787)
Net loss attributable to common stockholders	$(6,081)	$(8,023)	$(13,301)	$(16,014)
Net loss per common share, basic and diluted	$(0.53)	$(27.06)	$(1.16)	$(54.06)
Weighted average common shares outstanding, basic and diluted	11,443,122	296,467	11,424,952	296,231
Comprehensive loss:
Net loss	$(6,081)	$(5,261)	$(13,301)	$(11,227)
Foreign currency translation adjustment	4	1	31	(3)
Comprehensive loss	$(6,077)	$(5,260)	$(13,270)	$(11,230)